Exhibit 99.1

Carbonite Announces Record Fourth Quarter and Full Year 2011 Financial Results

Bookings of $23.2 million increases 47% compared to fourth quarter of 2010

Bookings of $80.9 million increases 49% for the full year 2011 compared to 2010

Revenue of $17.3 million increases 50% compared to fourth quarter of 2010

Revenue of $60.5 million increases 57% for the full year 2011 compared to 2010

Cash flow from operations of $4.9 million for the fourth quarter of 2011

BOSTON, MA – Feb. 9, 2012 - Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses, today announced financial results for the fourth quarter and full year ended December 31, 2011.

David Friend, Chairman and Chief Executive Officer of Carbonite, stated, “The fourth quarter was a strong end to a solid year for Carbonite in which we achieved record bookings, revenue and cash flow. During 2011, we significantly expanded our product offerings to better serve the small business market, as well as provide consumer and home office users with additional features and functionality. We also improved our customer support and infrastructure to ensure the highest quality customer satisfaction and service. We enter 2012 well positioned to capitalize on our enormous market opportunity and will continue to invest in the business to drive significant levels of growth.”

Financial and Operating Metrics for the Fourth Quarter Ended December 31, 2011

•	Bookings for the fourth quarter of 2011 were $23.2 million, an increase of 47% from $15.8 million in the fourth quarter 2010.

•	Revenue for the fourth quarter of 2011 was $17.3 million, an increase of 50% from $11.6 million in the fourth quarter of 2010.

•	Gross margin for the fourth quarter of 2011 was 60.9%, compared to 60.4% in the fourth quarter 2010.

•	Net loss for the fourth quarter of 2011 was ($6.1) million, compared to ($5.0) million in the fourth quarter 2010.

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Net loss per share attributable to common stockholders for the fourth quarter 2011 was ($0.24) per share (basic and diluted), compared to a net loss of ($1.13) per share (basic and diluted) in the fourth quarter of 2010.

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Non-GAAP gross margin, which excludes amortization expense on intangible assets and stock-based compensation expense, was 61.5% in the fourth quarter of 2011, compared to 60.4% in the fourth quarter 2010.

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Non-GAAP net loss for the fourth quarter of 2011, which excludes amortization expense on intangible assets, stock-based compensation expense and patent litigation expense, was ($5.3) million, compared to ($4.9) million in the fourth quarter of 2010.

•	Non-GAAP net loss per share for the fourth quarter 2011 was ($0.21) compared to a non-GAAP net loss per share of ($0.20) in the fourth quarter of 2010.

•	Cash flow from operations for the fourth quarter of 2011 was $4.9 million, compared to $3.6 million in the fourth quarter 2010.

•	Non-GAAP free cash flow for the fourth quarter of 2011 was $886,000 compared to $407,000 in the fourth quarter 2010.

•	Quarterly retention rates for the quarter were in the 96% to 97% range, consistent with prior quarters since 2009.

Financial and Operating Metrics for the Full Year 2011

•	Bookings for the full year 2011 were $80.9 million, an increase of 49% from $54.1 million in 2010.

•	Revenue for the full year 2011 was $60.5 million, an increase of 57% from $38.6 million in 2010.

•	Gross margin in the full year 2011 was 61.7%, compared to 57.8% in the full year 2010.

•	Net loss for the full year 2011 was ($23.5) million, compared to ($25.8) million in 2010.

•	Net loss per share attributable to common stockholders for the full year 2011 was ($1.84) per share (basic and diluted), compared to a net loss of ($5.90) per share (basic and diluted) in 2010.

•	Non-GAAP gross margin for the full year 2011, which excludes amortization expense on intangible assets and stock-based compensation expense, was 62.2%, compared to 57.9% in 2010.

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Non-GAAP net loss for the full year 2011, which excludes amortization expense on intangible assets, stock-based compensation expense and patent litigation expense, was ($21.0) million, compared to ($25.2) million in 2010.

•	Non-GAAP net loss per share for the full year 2011 was ($0.84) compared to a non-GAAP net loss per share of ($1.04) in 2010.

•	Cash flow from operations for the full year 2011 was $7.6 million, compared to ($1.6) million in 2010.

•	Non-GAAP free cash flow for the full year 2011 was ($6.0) million compared to ($12.2) million in 2010.

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Cash, cash equivalents and short-term investments were $72.5 million as of December 31, 2011, compared to $71.7 million as of September 30, 2011 and $23.9 million as of December 31, 2010. The increase in cash was primarily the result of approximately $55.7 million in net proceeds that were raised through the Company’s initial public offering, which was completed on August 16, 2011.

An explanation of non-GAAP measures is provided under the “Non-GAAP Financial Measures” below and reconciliation to the most comparable GAAP measure is provided in the tables at the end of this press release.

Recent Business Highlights:

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Unveiled the latest version of Carbonite Business, our online backup service designed specifically for small-to-medium sized businesses (SMBs). The latest release of Carbonite Business delivers expanded file restore capabilities and a new user interface (UI) to ensure SMB customers faced with the need to recover their data files have an easier-to-manage process.

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Completed the transition of customer support from overseas third-party providers to Carbonite’s domestic location. The Company successfully hired and trained employees to staff its new support center in Lewiston, Maine. The Company now supports all customer interactions using U.S. based resources.

•	Carbonite now has backed up nearly 200 billion files, restored more than 7 billion files and currently backs up more than 300 million files each day.

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Carbonite Home was awarded the Parent Tested, Parent Approved (PTPA) Winner’s Seal of Approval. Carbonite Home was among many entries from across North America competing to earn the PTPA™ Seal. With independent parent volunteers evaluating products in their own homes, PTPA winners are chosen based on merit and consumer experience.

Business Outlook

Based on information available as of February 9, 2012, Carbonite is issuing guidance for the first quarter and full year 2012 as follows:

First Quarter 2012: The Company expects total revenue for the first quarter to be in the range of $18.2 million to $18.4 million and non-GAAP net loss per common share to be in the range of ($0.32) to ($0.33). Carbonite’s expectations of non-GAAP net loss per diluted common share for the first quarter exclude stock-based compensation expense, patent litigation expense, lease abandonment charges and amortization expense on intangible assets and assume a tax rate of 0% and weighted average shares outstanding of approximately 25.2 million.

Full Year 2012: The Company expects 2012 total revenue to be in the range of $83.3 million to $84.8 million and non-GAAP net loss per diluted common share to be in the range of ($0.82) to ($0.86). Carbonite’s expectations of non-GAAP net loss per common share for the full year excludes stock-based compensation expense, patent litigation expense, lease abandonment charges and amortization expense on intangible assets and assumes a tax rate of 0% and weighted average shares outstanding of approximately 25.4 million.

Conference Call and Webcast Information

Carbonite will host a conference call on February 9, 2012, at 5:00 p.m. Eastern Time (ET) to discuss the Company’s fourth quarter and full year financial results and its business outlook. To access this call, dial 877-879-6203 (domestic) or +1-719-325-4780 (international). A replay of this conference call will be available until February 16, 2012 at 877-870-5176 (domestic) or +1-858-384-5517 (international). The replay pass code is 3741335. A live web cast of this conference call will also be available in the investor relations section on the Company’s website at http://investor.carbonite.com under “Events and Presentations” and a replay will be archived on the website as well.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures including bookings, non-GAAP gross margin, non-GAAP net loss and non-GAAP net loss per share, and free cash flow. Bookings represent the aggregate dollar value of customer subscriptions received during a period and are calculated as revenue recognized during the period plus the change in total deferred revenue during the same period. Non-GAAP gross margin, Non-GAAP net loss and Non-GAAP net loss per share excludes amortization expense on intangible assets, stock-based compensation expense and, patent litigation expense from net loss and gives effect to the conversion of preferred stock and issuance of common stock in connection with the Company’s initial public offering as if both had happened at the beginning of the period. Non-GAAP free cash flow is calculated by subtracting cash paid for the purchase of property and equipment from net cash provided by operating activities. Quarterly retention rate is defined as the percentage of customers on the last day of the prior quarter who remain customers on the last day of the current quarter.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods and uses these measures in financial reports prepared for management and the Company’s board of directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software-as-a-service companies, many of which present similar non-GAAP financial measures to investors.

The Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant items that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management in determining these non-GAAP financial measures. In order to compensate for these limitations, management of the Company presents its non-GAAP financial measures in connection with its GAAP results. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including this press release, and not to rely on any single financial measure to evaluate the Company’s business.

About Carbonite

Carbonite, Inc. (NASDAQ: CARB), is a leading provider of online backup solutions for consumers and small and medium sized businesses. Subscribers in more than 100 countries rely on Carbonite to provide easy-to-use, affordable, unlimited and secure online backup solutions with anytime, anywhere data access. Carbonite’s online backup solution runs on both the Windows and Mac platforms. The company has backed up nearly 200 billion files, restored more than 7 billion files and currently backs up more than 300 million files each day. For more information, please visit www.carbonite.com, twitter.com/carbonite, twitter.com/carbonitebiz, or facebook.com/CarboniteOnlineBackup.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s views as of the date of this press release based on the current intent, belief or expectations, estimates, forecasts, assumptions and projections of the Company and members of our management team. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Those statements include, but are not limited to, statements regarding guidance on our future financial results and other projections or measures of future performance, and our expectations concerning market opportunities and our ability to capitalize on them. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to profitably attract new customers and retain existing customers, the Company’s dependence on the market for online computer backup services, the Company’s ability to manage growth, and changes in economic or regulatory conditions or other trends affecting the Internet and the information technology industry. These and other important risk factors are discussed or referenced in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, which is available on www.sec.gov, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. The Company anticipates that subsequent events and developments will cause its views to change. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Carbonite, Inc.

Consolidated Condensed Statement of Operations (unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$17,344	$11,556	$60,512	$38,563
Cost of revenue	$6,782	$4,574	23,202	16,284

Gross profit	10,562	6,982	37,310	22,279

Operating expenses:
Research and development	4,465	2,887	16,511	10,868
General and administrative	1,912	1,297	6,631	4,209
Sales and marketing	10,286	7,765	37,722	33,098

Total operating expenses	16,663	11,949	60,864	48,175

Loss from operations	(6,101)	(4,967)	(23,554)	(25,896)

Interest and other income, net	(7)	(25)	41	133

Loss before Income Taxes	(6,108)	(4,992)	(23,513)	(25,763)

Provision for income taxes	$(23)	$—	$(23)	$—

Net Loss	$(6,131)	$(4,992)	$(23,536)	$(25,763)

Accretion of redeemable convertible preferred stock	—	(52)	(128)	(210)

Net loss attributable to common stockholders	$(6,131)	$(5,044)	$(23,664)	$(25,973)

Net loss per share attributable to common stockholders: basic and diluted	$(0.24)	$(1.13)	$(1.84)	$(5.90)

Weighted average shares outstanding used in computing per share amounts: basic and diluted	25,106,551	4,445,197	12,841,233	4,399,137

Carbonite, Inc.

Consolidated Condensed Balance Sheets (unaudited)

(In thousands)

	December 31,	December 31,
	2011	2010

Assets
Current assets
Cash and cash equivalents	$59,842	$13,855
Short-term investments	12,684	10,000
Accounts receivable, net	944	644
Prepaid expenses and other current assets	1,730	551

Total current assets	75,200	25,050

Property and equipment, net	21,648	15,818
Other assets	189	73
Acquired intangible assets, net	1,055	—
Goodwill	1,514	—

Total assets	$99,606	$40,941

Liabilities, Preferred Stock, and Stockholders’ Equity
Current liabilities
Accounts payable	$6,858	$4,868
Accrued expenses	4,999	3,947
Current portion of deferred revenue	44,505	28,616

Total current liabilities	56,362	37,431

Deferred revenue, net of current portion	15,191	10,106
Other long-term liabilities	451	297
Redeemable and convertible preferred stock	—	4,404
Convertible preferred stock	—	64,326
Stockholders’ equity
Common stock	251	45
Additional paid-in capital	127,807	2,134
Accumulated deficit	(100,437)	(77,805)
Treasury stock, at cost	(22)	—
Accumulated other comprehensive income	3	3

Total stockholders’ equity (deficit)	27,602	(75,623)

Total liabilities and stockholders’ equity (deficit)	$99,606	$40,941

Carbonite, Inc.

Consolidated Condensed Statement of Cash Flows (unaudited)

(In thousands)

	Twelve Months Ended
	December 31,
	2011	2010

Operating activities
Net loss	$(23,536)	$(25,763)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,870	5,060
Amortization of premium on investments	40	—
Stock-based compensation expense	1,445	542
Warrant re-measurement	(8)	64
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(300)	(43)
Prepaid expenses and other current assets	(1,186)	(35)
Other assets	(112)	—
Accounts payable	1,935	2,383
Accrued expenses	833	530
Other long-term liabilities	203	131
Deferred revenue	20,388	15,579

Net cash provided by (used in) operating activities	7,572	(1,552)

Investing activities
Purchases of property and equipment	(13,544)	(10,652)
Proceeds from maturities of short-term investments	10,000	6,808
Purchases of short-term investments	(12,694)	(10,069)
Payment for acquisition, net of cash acquired	(1,949)	—

Net cash used in investing activities	(18,187)	(13,913)

Financing activities
Proceeds from issuance of preferred stock	—	750
Proceeds from exercise of stock options	990	291
Proceeds from initial public offering of common stock	55,632	—
Repurchase of common stock	(22)	—

Net cash provided by financing activities	56,600	1,041

Effect of currency exchange rate changes on cash	2	3
Net increase (decrease) in cash and cash equivalents	45,987	(14,421)
Cash and cash equivalents, beginning of period	13,855	28,276

Cash and cash equivalents, end of period	$59,842	$13,855

Carbonite, Inc.

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(In thousands, except share and per share amounts)

Calculation of Bookings

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$17,344	$11,556	$60,512	$38,563

Add :
Deferred revenue ending balance	59,696	38,722	59,696	38,722
Less :
Beginning total deferred revenue from acquisitions	—	—	586	—
Deferred revenue beginning balance	53,854	34,514	38,722	23,144

Change in deferred revenue balance	5,842	4,208	20,388	15,578

Bookings	$23,186	$15,764	$80,900	$54,141

Calculation of Non-GAAP Net Loss and Non-GAAP Net Loss per Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net loss	$(6,131)	$(4,992)	$(23,536)	$(25,763)

Add back:
Amotization of intangibles	66	—	155	—
Stock-based compensation expense	482	90	1,445	542
Patent litigation expense	302	27	966	39

Non-GAAP net loss	(5,281)	(4,875)	(20,970)	(25,182)

Weighted average shares outstanding (basic)	25,106,551	4,445,197	12,841,233	4,399,137
Add :
Additional weighted average shares giving effect to initial public offering and conversion of preferred stock at the beginning of the period	—	19,756,239	12,081,064	19,749,511

Weighted average shares outstanding used in computing Non-GAAP per share amounts	25,106,551	24,201,437	24,922,297	24,148,648

Non-GAAP net loss per share	$(0.21)	$(0.20)	$(0.84)	$(1.04)

Calculation of Free Cash Flow

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net cash provided by (used in) operating activities	$4,862	$3,647	$7,572	$(1,552)

Subtract:
Purchase of property and equipment	3,976	3,240	13,544	10,652

Free cash flow	$886	$407	$(5,972)	$(12,204)

Investor Relations Contact:

Staci Mortenson

ICR

617-587-1102

investor.relations@carbonite.com

Media Contact:

Erin Delaney

Carbonite

617-421-5637

media@carbonite.com